Exhibit 5.1

February 26, 2013

The Active Network, Inc.

10182 Telesis Court

San Diego, California 92121

Ladies and Gentlemen:

I am Vice President, Senior Securities and Corporate Counsel of The Active Network, Inc., a Delaware corporation (the “Company”), and I have acted as legal counsel to the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 4,098,036 shares of the common stock, $0.001 par value, of the Company (the “Shares”) which may be granted under the 2011 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan (collectively, the “Plans”).

In connection herewith, I have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to my satisfaction of the Registration Statement, the Plans, the Amended and Restated Certificate of Incorporation of the Company, and the Amended and Restated Bylaws of the Company as now in effect and minutes of all pertinent meetings and actions of the Board of Directors of the Company.

In rendering this opinion, I have assumed the genuineness of all signatures on all documents examined by me, the due authority of the parties signing such documents, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plans. The Company has represented to me and I have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of common stock as were approved by the Company’s stockholders for issuance under the Plans. I have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved common stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plans, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Plans.

I do not express any opinion herein concerning any law other than the laws of the State of California, Delaware General Corporation Law and the federal law of the United States. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to me and as of such date. In addition, in rendering this opinion, I assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to my attention. This opinion is given solely in my capacity as Vice President, Senior Securities and Corporate Counsel of the Company.

Based upon, subject to and limited by the foregoing, I am of the opinion and so advise you that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the Registration Statement and the Plans, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ David Eisler
David Eisler
VP, Senior Securities and Corporate Counsel The Active Network, Inc.